EXHIBIT 16.1

March 24, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on March 24, 2017, to be filed by our former client, Miragen Therapeutics, Inc. (formerly Signal Genetics, Inc.). We agree with the statements contained in paragraphs 2, 3, and 4 made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ BDO USA, LLP